Exhibit 99.1

Tasty Baking Company Reports Fourth Quarter 2008 Results

Company reports net sales growth of 11.4% versus the prior year

PHILADELPHIA--(BUSINESS WIRE)--March 6, 2009--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $43.7 million for its fourth quarter ended December 27, 2008, an increase of 11.4% from the $39.3 million reported for the fourth quarter last year. The company reported a net loss of $4.6 million in the fourth quarter of 2008 compared to net income of $0.1 million in the fourth quarter of 2007. The results from the fourth quarter 2008 included $7.8 million in additional after-tax pension expense in connection with the company’s method of immediately recognizing gains and losses that fall outside its pension corridor. In addition, the company recorded $4.8 million in after-tax income in the fourth quarter of 2008 related to changes in the company’s retiree medical benefit plan.

FINANCIAL HIGHLIGHTS FOURTH QUARTER 2008
$ in millions, except per share data (unaudited)
	2008	2007	%	Fiscal	Fiscal	%
	Q4	Q4	Change[1]	2008	2007	Change[1]
Gross Sales	$70.6	$62.8	12.3%	$281.2	$272.3	3.3%
Net Sales	$43.7	$39.3	11.4%	$174.0	$169.9	2.4%
Route Net Sales			6.0%			1.6%
Non-route Net Sales			31.6%			5.0%
Depreciation[2]	$3.3	$3.0	9.8%	$12.9	$9.9	29.9%
Gross Margin[3] %	17.4%	26.4%	-9.0 pps	24.1%	30.4%	-6.3 pps
Net Income / (Loss)[4]	($4.6)	$0.1	n/m	($6.8)	$2.1	n/m
Net Income / (Loss) per Fully-diluted Share[5]	($0.57)	$0.01	n/m	($0.85)	$0.26	n/m
Adjusted EBITDA[6]	$9.4	$3.2	192.3%	$18.4	$13.7	34.0%

Footnotes:
[1]	Percentages may not calculate due to rounding.
[2]	Includes accelerated depreciation related to the company’s plan to move from its present facility of $1.3 million in Q4 2008 and Q4 2007 as well as $5.2 million and $3.3 million for fiscal 2008 and 2007, respectively.
[3]	Based on net sales less cost of sales and depreciation. Accelerated depreciation, as described in footnote 2, reduced gross margin by approximately 300 basis points and 330 basis points in Q4 2008 and Q4 2007, respectively, and by approximately 300 basis points and 200 basis points for fiscal 2008 and 2007, respectively. In Q4 2008, the company recorded a $12.6 million pension corridor charge and a $7.8 million benefit related to a change in the company’s retiree medical plan. Approximately $7.6 million of the pension corridor charge and $4.7 million of the retiree medical plan benefit were recorded in cost of goods sold, which reduced gross margin by a net amount of 670 basis points and 170 basis points in Q4 2008 and fiscal 2008, respectively. The remainder of the pension corridor charge and retiree medical plan benefit is classified in selling, general, and administrative expenses.
[4]	Due to the after-tax impact of accelerated depreciation as described in footnote 2, net income was reduced by $0.8 million in Q4 2008 and Q4 2007 as well as by $3.2 million and $2.1 million for fiscal 2008 and 2007, respectively. As described in footnote 3, in Q4 2008 net income reflects $7.8 million, after tax, in pension corridor expense and $4.8 million, after tax, in retiree medical plan benefit. Fiscal year 2008 includes $1.1 million, after tax, in severance costs primarily related to the company’s planned transition to its new manufacturing facility beginning in late 2009.
[5]	Accelerated depreciation, as described in footnote 4, reduced Q4 2008 and Q4 2007 net income per fully-diluted share by approximately $0.10 per share and fiscal year 2008 and 2007 by approximately $0.40 per share and $.26 per share, respectively. As described in footnote 4, results in Q4 2008 and fiscal 2008 reflect approximately $0.97 per share of expense due to pension corridor charges and approximately $0.60 per share in benefit from changes in the company’s retiree medical plan. Results in fiscal 2008 reduced by approximately $0.14 per fully-diluted share due to the impact of severance costs described in footnote 4.
[6]	Earnings before net interest expense, income taxes, depreciation, and amortization adjusted for certain items (see reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “We had healthy growth in the fourth quarter of 2008 as both the Route and Non-Route components of our business reported solid sales increases compared to the same period last year. This strong growth helped drive expanded market share as quarterly sales in our core markets outpaced that of the category. While we generated robust top-line growth, ingredient and packaging costs remained a drag on earnings as commodity prices were significantly above the prior year. During the quarter our continued focus on risk management, cost containment, and improved operating efficiency yielded favorable results and we will continue to actively pursue these programs.”

Mr. Pizzi continued, “We are pleased with the progress of the new bakery and the project remains on time and within budget. While the successful transition into the new facility is expected to yield significant financial and operational benefits, we remain focused on managing the current day-to-day needs of the business as well as the benefits we can generate now through our ongoing cost containment and efficiency improvement programs.”

RESULTS OF OPERATIONS

Total gross and net sales increased 12.3% and 11.4%, respectively, in the fourth quarter of 2008 compared to the same period in 2007, driven by growth in both Route and Non-Route sales. Route sales benefitted from continued strength in Single Serve product sales and solid sales growth in Family Pack products as well as from increased selling prices as compared to the same period a year ago. Non-Route net sales increased 31.6% in the fourth quarter of 2008 as compared to the fourth quarter of 2007 due primarily to increased product distribution and greater promotional activity in the direct sales channel as well as growth within the third-party distributor market.

Total cost of sales, excluding depreciation, rose 26.9%, or $7.0 million, on a unit volume increase of 8.8% in the fourth quarter of 2008 as compared to the same period a year ago. This rise was primarily driven by a $1.7 million increase in ingredient and packaging costs and a $3.7 million increase in fixed manufacturing costs. Approximately $2.9 million of the increase in fixed manufacturing costs was attributable to $7.6 million of pension corridor expense net of a $4.7 million benefit associated with a change in the company’s retiree medical benefit plan. Higher sales volumes accounted for the remaining change in the total cost of sales compared to the fourth quarter of 2007.

Gross margin in the fourth quarter of 2008 declined 9.0 percentage points to 17.4% of net sales as compared to the fourth quarter of 2007. The decline was driven by the increase in fixed manufacturing costs and depreciation, which accounted for 9.2 percentage points of margin decline. The $1.7 million in increased ingredient and packaging costs was, however, more than offset by the benefits of higher selling prices on increased volumes.

Selling, general and administrative expense in the fourth quarter of 2008 increased 37.7%, or $3.9 million, versus the comparable period in 2007. Approximately $1.9 million of this increase was driven by $5.0 million of pension corridor expense net of a $3.1 million benefit associated with a change in the company’s retiree medical benefit plan. Portions of the pension corridor expense and the benefit from the retiree medical benefit plan change are also recorded in fixed manufacturing costs as described above. Another $1.2 million of the increase in selling, general and administrative expense was attributable to the benefit the company received in the fourth quarter of 2007 for the sale of certain tax credits and a change in the company’s vacation policy, both of which did not re-occur in the fourth quarter of 2008. Also contributing to the increase compared to the same period a year ago were higher transportation costs associated with increased sales volumes, as well as an increase in marketing activities.

Paul D. Ridder, senior vice president and chief financial officer, said, “Striking the proper balance between product pricing and promotion yielded favorable results as evidenced by the strong sales growth in the period. While commodity costs moderated during the fourth quarter of 2008, they remained well above prior year levels.”

CONFERENCE CALL

Tasty Baking Company management will host a conference call Friday, March 6, 2009, at 10:00 a.m. EST to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “5062414.” The telephone replay will be available from 2:00 p.m. on March 6, 2009, until 2:00 p.m. on March 13, 2009.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents net income before net interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the estimated severance costs of $1.8 million, pre-tax, recorded in fiscal 2008 primarily related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard beginning in late 2009 and $12.6 million, pre-tax, in additional pension expense in connection with the company’s method of immediately recognizing gains and losses that fall outside its pension corridor. The company also presented gross profit, a GAAP financial measure, excluding the impact of depreciation (“gross profit excluding depreciation”), which is a non-GAAP financial measure, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided below reconciling gross profit excluding depreciation to gross profit.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM:TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "would," "is likely to," or "is expected to" and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

			13 Weeks Ended		52 Weeks Ended
			12/27/2008	12/29/2007	12/27/2008	12/29/2007

Gross sales			$70,555	$62,809	$281,175	$272,276
Less discounts and allowances			(26,808)	(23,540)	(107,209)	(102,358)
Net sales			43,747	39,269	173,966	169,918

Cost of sales, exclusive of depreciation shown below			32,839	25,887	119,192	108,381
Depreciation			3,303	3,008	12,886	9,917
Selling, general and administrative			14,232	10,338	49,404	48,285
Interest expense			564	504	2,074	1,410
Other (income)/expense, net			(190)	(304)	900	(900)

Income/(loss) before provision for income taxes			(7,001)	(164)	(10,490)	2,825

Provision/(benefit) for income taxes (a)			(2,431)	(263)	(3,684)	697

Net income/(loss)			$(4,570)	$99	$(6,806)	$2,128

Average number of shares outstanding:		Basic	8,034	8,034	8,034	8,034
		Diluted	8,034	8,170	8,034	8,154
Per share of common stock:

Net income/(loss):	Basic (b)		($0.57)	$0.01	($0.85)	$0.26
Net income/(loss):	Diluted (b)		($0.57)	$0.01	($0.85)	$0.26

Cash Dividend			$0.05	$0.05	$0.20	$0.20

(a) - During the fourth quarter of 2007, the Company recorded a favorable income tax expense adjustment of $386 related to fiscal 2006, which was not material. This favorable adjustment reduced the provision for income taxes and increased net income for both the thirteen and fifty-two weeks ended December 29, 2007 by $386.

(b) - Results for the thirteen and fifty-two weeks ended December 29, 2007 reflect the favorable tax adjustment as described above in note (a), which increased basic and fully diluted earnings per share by $.05.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	12/27/2008	12/29/2007 (a)

Current assets	$34,674	$30,984
Property, plant, and equipment, net	98,288	74,090
Other assets	26,235	19,447

Total assets	$159,197	$124,521

Current liabilities	$23,732	$16,954
Long-term debt	58,393	26,700
Accrued pension and other liabilities	41,879	26,066
Postretirement benefits other than pensions	2,226	7,365
Shareholders' equity	32,967	47,436

Total liabilities and shareholders' equity	$159,197	$124,521

(a) - During the quarter ended December 29, 2007, the Company recorded a favorable income tax expense adjustment, related to fiscal 2006, which was not material. This favorable adjustment increased current assets, other assets, current liabilities and shareholders' equity by $16, $611, $228 and $399, respectively.

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of March 6, 2009.

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to: i) the estimated severance costs of $1.8 million, pre-tax, recorded in fiscal 2008 related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard beginning in late 2009; and ii) $12.6 million, pre-tax, in additional pension expense in connection with the company’s method of immediately recognizing gains and losses that fall outside the pension corridor.
(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	52 Weeks Ended
	12/27/2008	12/29/2007 (a	)	12/27/2008	12/29/2007 (a	)

Net Income	$(4,570)	$99		$(6,806)	$2,128
Add (Subtract):
Net interest	341	274		1,166	485
Provision for income taxes	(2,431)	(263)		(3,684)	697
Depreciation	3,303	3,008		12,886	9,917
Amortization	75	97		328	478
EBITDA	(3,282)	3,215		3,890	13,705

Add Back: Est. Severance Expense for Bakery Transition	47	-		1,850	-
Add Back: Additional Pension Expense Outside Corridor	12,631	-		12,631	-

Adjusted EBITDA	$9,396	$3,215		$18,371	$13,705

(a) - During the fourth quarter of 2007, the Company recorded a favorable income tax expense adjustment of $386 related to fiscal 2006, which was not material. This favorable adjustment reduced the provision for income taxes and increased net income for both the thirteen and fifty-two weeks ended December 29, 2007 by $386.

The table below reconciles gross profit, presented in accordance with GAAP, to gross profit excluding depreciation, which is a non-GAAP financial measure.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	12/27/2008	12/29/2007	12/27/2008	12/29/2007

Net Sales	$43,747	$39,269	$173,966	$169,918
Subtract:
Cost of Goods Sold	32,839	25,887	119,192	108,381
Depreciation	3,303	3,008	12,886	9,917
Gross Profit	$7,605	$10,374	$41,888	$51,620
Gross margin including depreciation (% of net sales)	17.4%	26.4%	24.1%	30.4%

Add:
Depreciation	3,303	3,008	12,886	9,917
Gross Profit excluding depreciation	$10,908	$13,382	$54,774	$61,537
Gross margin excluding depreciation (% of net sales)	24.9%	34.1%	31.5%	36.2%

CONTACT:
Tasty Baking Company
Chad Ramsey
V.P., Financial Planning & Investor Relations
215-221-8538
chad.ramsey@tastykake.com
or
Paul D. Ridder
Chief Financial Officer
215-221-8500